Exhibit 10.33

GeoPharma, Inc.

Annual Performance Incentive Plan

1. Plan Purpose

The company wishes to adopt an Annual Performance Incentive Plan to provide incentive to Plan Participants to enhance corporate success above those levels normally expected, to reward Participants upon the achievement of that success and to provide a substantial return on investment to stockholders of GeoPharma, Inc.

2. Definitions

For purposes of this Plan, the following are defined:

a)	“Award” or “Awards” shall mean a payment made to a Participant under the terms of the Plan.

b)	“Base Salary” shall mean the regular rate of pay (prorated as appropriate under the Plan) as established by the Company that is effective as of March 31 of each year, unless a different effective date is determined by the Compensation Committee for a particular Participant.

c)	“Company” shall mean GeoPharma, Inc.

d)	“Board of Directors” shall mean the Board of Directors of GeoPharma, Inc.

e)	“Compensation Committee” shall mean the designated Compensation Committee of the Board of Directors of GeoPharma, Inc.

f)	“Participant” shall mean a full-time employee determined as provided in Section 4(a), Eligibility for Awards.

g)	“Plan” shall mean the Annual Performance Incentive Plan.

3. Effective Date and Award Period

a)	The Plan shall be effective beginning as of April 1, 2005 and thereafter at the beginning of each of the Company’s fiscal years.

b)	The Award Period is the 12 months coinciding with each of the Company’s fiscal years.

c)	The Plan expires on the last date of the Award Period, but shall renew automatically unless eliminated or superseded by a new Plan or terminated by the Board of Directors.

4. Eligibility of Awards

a)	The eligibility of a prospective Participant to participate in this Plan will be determined periodically by the Board of Directors on recommendation of the Compensation Committee.

b)	The Board of Directors reserves the right to revoke the eligibility of any Participant at any time, for any reason it deems appropriate.

5. Award Determination

a)	The formulas and measures for payments under the Plan will be determined by the Board of Directors on recommendation of the Compensation Committee at the beginning of each Plan year.

b)	The determination of the amounts and method of calculation of the Awards for each year will be set forth in the Awards Determination Sheet which will be considered as an addendum to the Plan document for each Participant and shall be so attached.

6. New Hires, Transfers and Terminations

a)	If, during an Award Period, an officer of the Company becomes potentially eligible to participate in this Plan, the Compensation Committee will, in its sole discretion, determine the level of eligibility (if any) and the nature and amounts of any Awards that may become eligible. For all other non-officer potential participants, such determinations shall be made by the Chief Executive Officer.

b)	If a Participant is transferred from a position that is eligible for participation in the Plan to a position that is not eligible for participation in the Plan, the Compensation Committee will, in its sole discretion, determine the level of eligibility (if any) and the nature and amounts of any Awards that may remain eligible.

c)	If a Participant’s employment terminates prior to the end of an Award Period on account of death, disability, or due to early or normal retirement approved by the Board of Directors, the Participant’s (or if applicable, his or her estate) Award (if any) shall be calculated on a pro rata basis. Such awards shall be paid at the same time and in the same manner as described elsewhere in this Plan.

d)	Except as otherwise provided in paragraph c) above, no Award shall be allocated to any Participant whose employment is terminated during the Award Period.

e)	Any Participant whose employment is terminated for cause after the end of the Award Period but prior to the payment of an Award shall forfeit his or her right to any unpaid Award.

f)	Any Participant whose employment is terminated for reasons other than cause after the end of the Award Period but prior to payment, will have his or her award (if any) paid at the same time and in the same manner as described elsewhere in this Plan.

7. Rights to Amend or Terminate Plan and Awards

The Company reserves the right, at the sole discretion of the Board of Directors, to alter or eliminate this Plan or a Participant’s Award at any time without prior notice to Participants.

8. Miscellaneous

a)	Headings. Headings to the sections of this Plan are provided solely as a convenience and shall not control or affect the meaning or construction of any of its provisions.

b)	Awards. Awards will be granted as soon as practical after the audit by the independent auditing firm of the Company’s financial statements for the prior year. The intent is to grant awards within 90 days following the close of the Company’s books for the fiscal year under consideration. In order to be eligible to receive an Award, a Participant must be employed as a full-time eligible employee of the Company at the end of the Plan year under consideration.

c)	Non-transfer ability of Awards. No Award under this Plan, and no rights or interests therein, shall be assignable or transferable by a Participant except by will or the laws of descent and distribution, and may not be pledged, hypothecated or otherwise encumbered.

d)	Tax Withholding. The Company shall have the right to deduct from any Award, or require the Participant to remit to the Company any federal, state or local taxes of any kind required by law to be withheld with respect to such Award.

e)	No Right to Employment. Neither the action of the Company in establishing this Plan nor any action taken by it under any provisions of this Plan shall be construed as giving to any Participant the right to be retained in the Company’s employ or any right to Plan benefits or payments whatsoever, except to the extent of the benefits provided for by this Plan. The Company expressly reserves the right at any time to dismiss any Participant without incurring any liability for any claim against itself for any payment whatsoever, except to the extent provided for in this Plan.

f)	Felony Conviction. Notwithstanding any other provision of this Plan, if a Participant is convicted of a felony involving fraud, misappropriation of funds or any other criminal activity of a similar nature involving the Company and/or their assets, illegal use of trade secrets or proprietary information gained while in the employ of the Company, such Participant’s rights to any benefits under this Plan shall be permanently and immediately forfeited.

g)	Equitable Adjustments. Adjustments to the Plan caused by the Company’s directives, external events, acquisitions, or otherwise, may be made from time to time and will be confirmed by an exchange of letters between the Company and the Participant.

h)	Disputes. Any dispute regarding Awards under this Plan must be set forth by the Participant in writing to the Company within sixty (60) days after the Participant receives the final Plan check for the fiscal year; otherwise, the Awards and payment will be deemed correct and accepted by the Participant.

i)	Governing Law. The Plan and all actions taken thereunder shall be governed by the laws of the State of Florida.

Approved:

/s/ George Stuart

Chairman of Compensation Committee	Date

GeoPharma, Inc.

Awards Determination Sheet

Fiscal Year 2007 Formula and Measures

For:	Mihir Taneja

Chief Executive Officer

Annual Incentive Payment

The participant will be paid an annual incentive as a percent of the Participant’s Base Salary for attainment of the Company’s revenue and profit targets as follows:

2007 EBITDA	Payout % of Base
Less than $ 4.5 million	-0-
$ 4.5 million	100%
$ 6.0 million or more	150%

EBITDA is defined as the Company’s earnings before interest, corporate income taxes, depreciation, and amortization, stock option compensation expense, any extraordinary expenses and after accruals for all incentives, as determined at the end of the Company’s fiscal year and certified by the firm’s auditors.

For actual attainments between the categories listed above, the bonus percentage will be calculated on a pro rata basis.

Example: 2007 EBITDA = $4.5 million

Bonus Percentage = $100% of base salary; paid 60%/40% over the months of July – December 2007

GeoPharma, Inc.

Awards Determination Sheet

Fiscal Year 2007 Formula and Measures

For:	Jugal Taneja

Chairman

Annual Incentive Payment

The participant will be paid an annual incentive as a percent of the Participant’s Base Salary for attainment of the Company’s revenue and profit targets as follows:

2007 EBITDA	Payout % of Base
Less than $ 4.5 million	-0-
$ 4.5 million	125%
$ 6.0 million or more	175%

EBITDA is defined as the Company’s earnings before interest, corporate income taxes, depreciation, and amortization, stock option compensation expense, any extraordinary expenses and after accruals for all incentives, as determined at the end of the Company’s fiscal year and certified by the firm’s auditors.

For actual attainments between the categories listed above, the bonus percentage will be calculated on a pro rata basis.

Example: EBITDA = $4.5 million

Bonus Percentage = $100% of base salary; paid 70%/30% over the months of July – December

GeoPharma, Inc.

Awards Determination Sheet

Fiscal Year 2007 Formula and Measures

For:	Dr. Kotha Sekharam

President

Annual Incentive Payment

The participant will be paid an annual incentive as a percent of the Participant’s Base Salary for attainment of the Company’s revenue and profit targets as follows:

1) File 4 new generic drugs (ANDA/ANADA)

2) Bring 2 new drug products for commercial manufacturing

3) Develop intellectual property for at least one high-value project (505 (b)2 or similar)

2007 Goals	Payout % of Base
Less than 3 Goals above	-0-
100% of 3 goals above	100%
Excess of 3 goals above	150%

Bonus Percentage Example= $100% of base salary; paid 60%/40% over the months of July – December

GeoPharma, Inc.

Awards Determination Sheet

Fiscal Year 2007 Formula and Measures

For:	Carol Dore-Falcone

VP/CFO/COO-Non Pharma

Annual Incentive Payment

The participant will be paid an annual incentive as a percent of the Participant’s Base Salary for attainment of the Company’s revenue and profit targets as follows:

2007 EBITDA	Payout % of Base
Less than $ 4.5 million	-0-
$ 4.5 million	100%
$ 6.0 million or more	150%

EBITDA is defined as the Company’s earnings before interest, corporate income taxes, depreciation, and amortization, stock option compensation expense, any extraordinary expenses and after accruals for all incentives, as determined at the end of the Company’s fiscal year and certified by the firm’s auditors.

For actual attainments between the categories listed above, the bonus percentage will be calculated on a pro rata basis.

Example: 2006 EBITDA = $3.5 million

Bonus Percentage = $100% of base salary; paid 60%/40% over the months of July – December 2006